Exhibit 99.2


                      IKON ANNOUNCES FINANCING INITIATIVES

Valley Forge, Pennsylvania - June 3, 2003 - IKON Office Solutions (NYSE: IKN) today announced a series of financing initiatives, including the tender for $240.5 million of IOS Capital, LLC's 9 3/4% notes due June 15, 2004 and a simultaneous notes offering.

"Recent actions by the rating agencies prompted us to take more aggressive measures to provide IKON with greater financial flexibility," stated Matthew J. Espe, Chairman and CEO. "The tender and simultaneous notes offering announced in a separate release this morning allow us to satisfy certain early maturity provisions in our existing $300 million credit facility."

The successful completion of the tender offer, in addition to actions to repurchase non-finance subsidiary debt, is expected to negatively impact earnings per diluted share by $.09 to $.11, which is expected to be recognized as a loss on the early extinguishment of debt in the Company's third fiscal quarter ending June 30, 2003. The Company's previously communicated expectations for the third quarter and full year results did not anticipate these accelerated financing activities.

IKON Office Solutions (www.ikon.com) is a leading provider of products and services that help businesses manage document workflow and increase efficiency. IKON provides customers with total business solutions for every office, production and outsourcing need, including digital copiers and printers, color solutions, distributed printing, facilities management, and legal document solutions, as well as network integration, connectivity and custom workflow and imaging application development. IOS Capital, LLC, a wholly owned subsidiary of IKON, provides lease financing to customers and is one of the largest captive finance companies in North America. With Fiscal 2002 revenues of $4.8 billion, IKON has approximately 600 locations worldwide including the United States, Canada, Mexico, the United Kingdom, France, Germany, Ireland, Denmark and the Netherlands.


This news release includes information which may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to the Company's outlook for the third quarter and full fiscal year 2003, and the successful completion of the tender offering and notes issuance. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management's current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to: risks and uncertainties relating to conducting operations in a competitive environment and a changing industry; delays, difficulties, management transitions and employment issues associated with consolidation of, and/or changes in business operations; managing the integration of existing and acquired companies; risks and uncertainties associated with existing or future vendor relationships; and general economic conditions. Certain additional risks and uncertainties are set forth in IKON's 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON's current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.


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